Exhibit 10.6.1
[Translation of Chinese original]
EQUITY TRANSFER AGREEEMENT
IN CONNECTION WITH
BEIJING ALLIANCE ONLINE ADVERTISING COMPANY LTD.
By and Among
REDGATE MEDIA AD CO., LTD.
QIAN YANG
And
QINGANG FENG

THIS EQUITY TRANSFER AGREEMENT (this “Agreement”) is entered into on this 2nd day of February 2008 by and among:
(1)	REDGATE MEDIA AD CO., LTD., a limited liability company duly established and validly existing under the laws of the People’s Republic of China, with its domicile at 8th Floor, Tower B, CITIC Building, 19 Jianguomenwai Avenue, Chaoyang District, Beijing (“Party A”); and

(2)	QIAN YANG, a natural person and citizen of the People’s Republic of China whose ID card number is 110105720423112 and whose residential address is Flat 103, Entrance 2, Building 20, Regal Court, West Dawang Road, Beijing;

QINGANG FENG, a natural person and citizen of the People’s Republic of China whose ID card number is 110106570921421 and whose residential address is Flat 3703, Block A, Fenghuangcheng, Beijing; (Qian Yang and Qingang Feng are hereinafter collectively referred to as “Party B”).
WHEREAS:
(A)	Party B owns 100 percent of the Equity Interest in BEIJING ALLIANCE ONLINE ADVERTISING COMPANY LTD. (the “Company”) (the particulars of the Company as of the date hereof are set forth in Part A of Appendix 1 hereto), of which Qian Yang owns 60 percent of the Equity Interest and Qingang Feng owns 40 percent of the Equity Interest.

(B)	The Parties hereby agree that Party B shall transfer 100 percent of the Equity Interest of the Company to Party A (the “Proposed Equity Transfer”) on the terms and conditions hereof, pursuant to which Qian Yang shall transfer 60 percent of the Equity Interest to Party A without consideration and Qingang Feng will transfer 40 percent of the Equity Interest to Party A without consideration.
NOW, THEREFORE, following the negotiations between the Parties, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
1.1	Unless otherwise expressly indicated or required by the context, the following terms shall have the meanings assigned to them as follows:

“Equity Interest” means 100 percent of the capital contribution to the Company owned by Party B and all title, rights and interests therein (including the rights and interests in any retained earings of the Company), namely the equity interest that is the subject of the Proposed Equity Transfer.

“Closing” means the transfer of the Equity Interest to Party A by Party B and the carrying out of all the necessary procedures to amend the shareholder register to effect the transfer of the Equity Interest.

“Closing Date” means the date on which all of the Conditions for the transfer of the Equity Interest set forth in Appendix 2 hereto have been fulfilled and the amendment to the shareholder register has been completed, or such other date as agreed upon by the Parties.

“Security Interests” means any mortgages, claims, equitable interests, liens, options, pledges, security interests, preemptive rights, acquisition rights, seizure rights, ownership retention, setoff rights, counterclaims, trust arrangements and any other restrictions (including restrictions on the right to use, vote, transfer, receive proceeds or other ownership rights);

“Due Diligence” means the comprehensive due diligence on the Company conducted by Party A and a party or parties designated by Party A.

“Confidential Information” means all oral or written information on or relating to the Parties’ business operations, business strategies, business plans, investment plans, sales, clients, marketing, technologies, research and development, finances or otherwise, including but not limited to all reports and records containing such information and all copies (including electronic copies), reproductions, reprints and translations thereof. For purposes of this Agreement, the term “Confidential Information” shall also include this Agreement and the Closing hereunder. Neither Party shall provide relevant information to any third party other than the companies engaged by the Parties.

“Conditions” means the conditions precedent for the Closing set forth in Appendix 2.

“Working Day” or “Business Day” means a day other than a Saturday, Sunday or a public holiday in the PRC .

“Renminbi” or “RMB” means the legal currency of the PRC.

“AoA” means the articles of association of the Company as amended and supplemented from time to time.

“Registration Authority” means the administration for industry and commerce with which the Company is registered.

1.2	Unless otherwise expressly indicated or required by the context:
1.2.1	any reference to a contract, agreement or document shall mean such contract, agreement or document as may be amended, supplemented or novated from time to time;

1.2.2	any reference to a person in this Agreement or another contract, agreement or document shall include such person’s successors and permitted assigns;

1.2.3	any reference to an Article or Appendix shall be deemed to apply to the specified Article of or Appendix to this Agreement; and

1.2.4	“Party” shall refer to any of the Parties hereto and “Parties” shall refer to Party A and Party B.

ARTICLE 2. TRANSFER OF EQUITY INTEREST
2.1	Party B agrees to transfer the Equity Interest to Party A for the price of Renminbi One Million Two Hundred Thousand (RMB1,200,000) subject to the adjustment in accordance with Article 2.5 hereof and Party A agrees to pay the amount of Renminbi One Million Two Hundred Thousand (RMB1,200,000) (the “Transfer Price”) subject to the adjustment in accordance with Article 2.5 hereof to acquire the Equity Interest from Party B. The Equity Interest shall be free of any Security Interest. The Parties understand and agree that the adjusted payment amount of the Renminbi One Million Two Hundred Thousand (RMB1,200,000) in accordance with Article 2.5 hereof, i.e., the Transfer Price, may be less than Renminbi One Million Two Hundred Thousand (RMB1,200,000).

2.2	The holding of the equity interest of the Company before the completion of the Proposed Equity Transfer is set forth as below:

Name of shareholder	Capital contribution	Percentage
Qian Yang	RMB300,000	60%
Qingang Feng	RMB200,000	40%
Total	RMB500,000	100%
2.3	The holding of the equity interest of the Company after the completion of the Proposed Equity Transfer shall be as follows:

Name of shareholder	Capital contribution	Percentage
Redgate Media Ad Co., Ltd.	RMB500,000	100%
Total	RMB500,000	100%
2.4	The Parties agree that within seven (7) Business Days after the execution of this Agreement, Party A shall remit the sum of Renminbi Four Hundred and Eighty Thousand (RMB480,000) into a joint account opened jointly by the Parties. The withdrawal of any amount from such joint account shall require the signatures of both Parties’ authorized representatives. The Parties agree to cause, within three (3) Business Days after the completion of the procedures for amendment to shareholder register, the aforementioned amount, namely Renminbi Four Hundred and Eighty Thousand (RMB480,000), to be transferred into a Renminbi bank account designated by the Company.

2.5	The Parties agree that, within sixty (60) Business Days after the execution of this Agreement, Party A shall remit the sum of Renminbi One Hundred and Twenty Thousand (RMB120,000) into a Renminbi account designated by the Company.

2.6	If the Company achieves the revenue and profit targets set forth in the table below during the performance assessment period, Party A shall pay the remaining Transfer

Price into a Renminbi bank account designated by the Company in accordance with the arrangements set forth below:
(a)	Party A shall be obligated to pay the sum of Renminbi One Hundred and Fifty Thousand (RMB150,000) within three (3) months after the completion of the transfer of the Equity Interest, if, and only if, Party B achieves the profit target for the first quarter set forth in the quarterly assessment target table below;

(b)	Party A shall be obligated to pay the sum of Renminbi One Hundred and Fifty Thousand (RMB150,000) within six (6) months after the completion of the transfer of the Equity Interest, if, and only if, Party B achieves the profit target for the second quarter set forth in the quarterly assessment target table below;

(c)	Party A shall be obligated to pay the sum of Renminbi One Hundred and Fifty Thousand (RMB150,000) within nine (9) months after the completion of the transfer of the Equity Interest, if, and only if, Party B achieves the profit target for the third quarter set forth in the quarterly assessment target table below; and

(d)	Party A shall be obligated to pay the sum of Renminbi One Hundred and Fifty Thousand (RMB150,000) within twelve (12) months after the completion of the transfer of the Equity Interest, if, and only if, Party B achieves the profit target for the fourth quarter and the revenue target for the whole year set forth in the quarterly assessment target table below.
If Party B fails to achieve the assessment target for a quarter as set forth in the quarterly assessment target table below, Party A shall not be under any obligation to pay the Transfer Price corresponding to that quarter.
Quarterly assessment target table

Unit: RMB	1st quarter	2nd quarter	3rd quarter	4th quarter	Total
Period	February to April 2008	May to July 2008	August to October 2008	November 2008 to January 2009	February 2008 to January 2009
Revenue	6 million	8 million	10 million	12 million	36 million
Net profit	720,000	960,000	1,200,000	1,440,000	4,320,000
ARTICLE 3. REPRESENTATIONS AND WARRANTIES
3.1	Each Party represents and warrants to the other Party hereto as follows:

Each Party has the right, authorization and power to enter into this Agreement and perform the obligations hereunder and if executed by the Parties, this Agreement shall constitute a lawful, valid and binding obligation of the Parties that may be enforced pursuant to the terms hereof.

3.2	Party B, jointly, further makes the representations and warranties set forth in Appendix 3 hereto to Party A.

3.3	Unless expressly indicated otherwise, each Party warrants that each representation and warranty by that Party, as of the execution date hereof and the Closing Date, are true, accurate, complete and not misleading to the other Party.

3.4	If any representation or warranty given by either Party is false or erroneous, or if such representation or warranty is not duly and timely performed, such Party shall be deemed in breach of such representation or warranty. In addition to performing the other obligations herein, such Party shall indemnify and bear the losses, damages, expenses (including but not limited to reasonable legal fees) and liabilities incurred by the non-breaching Party as a result of such breach, unless the breaching Party proves that it has no knowledge of such breach as of the date hereof and the breach was not due to its wilful conduct or gross negligence.

3.5	Before the completion of Closing:
3.5.1	if either Party becomes aware that any representation or warranty made hereunder by such Party is untrue, inaccurate, incomplete or misleading to the other Party, such Party shall promptly notify the other Party thereof in writing;

3.5.2	the breaching Party shall promptly take measures to cure such breach. If such Party fails to cure the breach within 30 days from the date of giving the written notice specified in Article 3.5.1, the Parties shall negotiate in good faith so as to reach a resolution acceptable to all the Parties; and

3.5.3	if the breach of the representation or warranty remains uncured within 30 days after commencement of the good faith consultations mentioned in Article 3.5.2 and the Parties are not able to reach a resolution, the non-breaching Party may select to continue the Closing or terminate this Agreement. If the non-breaching Party selects to continue the Closing, the Party in breach shall in no event be deemed to have been released from its liability for breach of contract under Article 3.4 hereof. No termination shall affect the rights and obligations that may have arisen hereunder.
ARTICLE 4. CLOSING
4.1	The Closing is conditioned to the fulfillment of the Conditions set forth in Appendix 2.

4.2	The Parties shall use all reasonable efforts to procure fulfillment of all of the Conditions. If any Condition is not fulfilled within one month from the execution date hereof, the Parties shall promptly negotiate to seek a mutually acceptable solution. If a solution shall have not reached within three months from the execution date hereof:
4.2.1	this Agreement shall terminate upon the expiry of such three-month period, unless the Parties agree otherwise in writing; such termination shall not affect the Parties’ rights and obligations that may have arisen hereunder at the time of termination; and

4.2.2	each Party shall take all necessary or appropriate actions to restore itself to the position such Party was in prior to the execution hereof, including but not limited to making applications to the relevant PRC authorities to cancel any registrations that may have been made in connection with the transactions contemplated hereby or any other registrations made for the same purpose.
4.3	Either Party shall have the right to notify the other Party in writing that it waives any or all of the Conditions that the other Party is required to fulfill.

4.4	The Closing of the Proposed Equity Transfer shall take place in Beijing on the Closing Date. At the time of the Closing, Party B shall deliver to Party A a photocopy, bearing the Company’s official seal, of the document evidencing that the change in the registration of the Company has been made with the Registration Authority, and make the original available.

4.5	The non-breaching Party may claim against the breaching-Party and demand that the breaching-Party indemnifies all claims, expenses, costs, losses and liabilities incurred or arising in connection with the breach, whether directly or indirectly, if:
4.5.1	Party B fails to perform or fails to perform in a timely manner its obligations under Article 4.1 hereof, thereby making the Closing of the transfer of the Equity Interest impossible; or
4.5.2	Party A fails to pay to Party B the Transfer Price in full pursuant to the schedule set forth in Article 2 hereof.
4.6	Except in the circumstance set forth in Article 4.2 hereof, if the Closing does not commence within five Working Days after the execution date hereof due to a reason not attributable to the Parties hereto, the Parties shall promptly negotiate to seek an acceptable solution; if the Parties fail to reach a solution within 15 Working Days after the execution date hereof:
4.6.1	this Agreement shall terminate upon the expiry of such 15 Working Day period, unless the Parties agree otherwise in writing; such termination shall not affect the Parties’ rights and obligations that may have arisen hereunder at the time of termination; and

4.6.2	each Party shall take all necessary or appropriate actions to restore itself to the same position such Party was in prior to the execution hereof, including but not limited to making applications to the relevant PRC authorities to cancel any registrations that may have been made in connection with the transactions contemplated hereby or any other registrations made for the same purpose.
ARTICLE 5. FURTHER COVENANTS
5.1	Each Party shall further execute the documents and take the acts that may be reasonably required for the full performance under this Agreement.

5.2	Party B, as shareholders of the Company prior to the Closing Date, shall not do, and shall not permit the Company to do, anything during the period between the execution date hereof and the Closing Date that could have a material adverse effect on the Equity Interest and/or the Company. Party B undertakes that, unless obtaining the prior written consent of Party A:
5.2.1	the Company will conduct its business in its ordinary course and, other than payments made in its ordinary course of business, will not make (or agree to make) any other unnecessary payments; notwithstanding the foregoing, the Company shall not make any single cash payments exceeding RMB50,000 or cash payments that in the aggregate exceed RMB150,000, regardless of whether in the ordinary course of business;

5.2.2	the Company will adopt all reasonable procedures to maintain and protect its assets, use its best efforts to retain its existing management and core technology personnel and maintain the relationships with its clients, suppliers and other third parties so as not to harm its reputation or prospects;

5.2.3	Party A has the right during normal working hours and after prior written notice to obtain and make photocopies of the Company’s financial statements;

5.2.4	Party B has not committed any acts or omissions that constitute or result in the breach of its representations and warranties;

5.2.5	if the factual basis of the representations and warranties made by Party B changes, and thereby causes a material adverse effect on the Closing hereunder, Party B shall promptly disclose such facts to Party A;

5.2.6	the Company has not declared, paid or prepared to pay dividends or any other profit distribution;

5.2.7	the Company has not increased its capital or agreed to increase its capital;

5.2.8	other than the loans disclosed to Party A by the Company prior to the execution date hereof, the Company has not incurred or extended loans;

5.2.9	unless otherwise pursuant to laws, statutes, rules or regulations, the Company has not modified the terms of the employment contracts with its employees (including the management) that results in an increase in the Company’s aggregate personnel costs for the year;

5.2.10	the Company has not provided guarantees to Party B;

5.2.11	Party B has not taken any actions that are inconsistent with the provisions hereof or the transactions contemplated hereby;

5.2.12	Party B and/or the Company shall, to the extent possible, notify Party A in writing of all events or acts not within the ordinary course of business; such events shall include but not be limited to the following, and may be supplemented as necessary by the Parties, confirmation in writing:

(a)	a restructuring of the Company’s capital structure, the amendment of the Company’s AoA or other change in the Company’s registered business; in such event, Party B shall disclose to Party A the terms of the transactions relating to the restructuring of the Company’s capital;

(b)	agreements involving intellectual property executed between the Company and any third party, regardless of whether the title to intellectual property owned by the Company changes, including but not limited to change by transfer, gifting, etc., or intellectual property owned by the Company is licensed to a third party or the Company has use of a third party’s intellectual property pursuant to such agreement.
ARTICLE 6. RIGHTS OF THE PARTIES
6.1	If Party A becomes aware of any of the following facts, matters or events at any time prior to the Closing, Party A may notify Party B and/or the Company in writing prior to the Closing and terminate this Agreement without liability. Additionally, it may demand that the breaching Party bear the liability for breach of contract under Article 9 hereof:
6.1.1	any act of Party B and/or the Company that constitutes a fundamental breach of this Agreement and causes it impossible for Party A to complete the acquisition of the Equity Interest;

6.1.2	the occurrence or existence of any matter that constitutes a breach of any representation or warranty, which has a material adverse effect on the Company and the Closing hereunder; or

6.1.3	any event that has or may have a material adverse effect on the Company’s business, financial condition or prospects.
6.2	If Party B becomes aware of any of the following facts, matters or events at any time prior to the Closing, Party B may notify Party A in writing prior to the Closing and terminate this Agreement without liability. Additionally, Party B may demand that the breaching Party bear the liability for breach of contract under Article 9 hereof:
6.2.1	any act of Party A that constitutes a fundamental breach of this Agreement and causes it impossible for Party B to receive the Transfer Price;

6.2.2	any event that has or may have a material adverse effect on the contemplated transactions arises between the execution date hereof and the Closing Date that constitute a willful misconduct or gross negligence on the part of Party A.
ARTICLE 7. CONFIDENTIALITY
7.1	A Party (the “Receiving Party”) that receives the Confidential Information from the other Party shall keep such information confidential, not use such information for any purpose other than the purposes contemplated by this Agreement and not disclose the Confidential Information to any third party. Notwithstanding the foregoing restrictions, such confidentiality obligations shall not apply to:

7.1.1	information that is in or enters the public domain other than attributable to the wrongful conduct of the Receiving Party or its representatives, agents, suppliers or subcontractors;

7.1.2	information legitimately and legally obtained by the Receiving Party from a third party, provided that such information is not subject to confidentiality obligations or restrictions on use; or

7.1.3	information that has been in the possession of the Receiving Party in written form, is not subject to restrictions on use or disclosure and is not obtained from the other Party hereto for the purposes of this Agreement.
7.2	Notwithstanding Article 7.1, the Receiving Party may disclose the Confidential Information to its or the Company’s employees, directors and professional advisors, provided that such disclosure is reasonably necessary for the purposes of this Agreement. The Receiving Party shall ensure that such employees, directors and professional advisors are aware of and comply with the confidentiality obligations set forth in this Article. If the disclosure of the Confidential Information is required by law or requested by a court or regulatory authority having jurisdiction, the Receiving Party may disclose such Confidential Information, provided that the Receiving Party shall, to the extent permitted by relevant laws and statutes, take all permitted actions to cause the Confidential Information to be treated confidential.

7.3	The Receiving Party shall not reproduce any Confidential Information in any manner.
ARTICLE 8. NOTICES
8.1	Any notice hereunder shall be made in writing and dispatched by fax or registered mail to the recipient’s designated number or address. Notices dispatched by the aforementioned means shall be deemed received:
8.1.1	twelve (12) hours after transmission, if dispatched by fax; and

8.1.2	three (3) days after consignment to the post office, if dispatched by registered mail.
8.2	If Party A dispatches a written notice to Party B pursuant to Article 8.1 hereof, it shall dispatch the same to Party B at the following fax numbers or correspondence addresses:

Qian Yang

Fax number: 010-58634084

Correspondence address: Flat 103, Entrance 2, Building 20, Regal Court, No. 23A West Dawang Road, Chaoyang District, Beijing

Attn.: Qian Yang

Qingang Feng

Fax number: 010-58634084

Correspondence address: Flat 103, Entrance 2, Building 20, Regal Court, No. 23A West Dawang Road, Chaoyang District, Beijing

Attn.: Qian Yang
8.3	If Party B dispatches a written notice to Party A pursuant to Article 8.1 hereof, it shall dispatch the same to Party A at the following fax number or correspondence address:

Fax number: 010-85263129

Correspondence address: 8th Floor, Tower B, CITIC Building, 19 Jianguomenwai Avenue, Chaoyang District, Beijing

Attn.: Ying Zhu
ARTICLE 9. LIABILITY FOR BREACH OF CONTRACT
9.1	If a Party breaches any of the provisions hereof, it shall compensate the non-breaching Party for all claims, expenses, costs, losses and liabilities incurred or arising in connection with such breach, whether directly or indirectly. If the breaching Party is one of the parties comprising Party B and/or the Company, Party B shall jointly and severally bear the liabilities in respect of the compensation for such breach.

9.2	Without prejudice to any of the other provisions of this Article 9, if a Party fails to perform any of its obligations hereunder, the other Party shall, in addition to exercising any other rights and remedies available hereunder, be entitled to demand that the breaching Party performs the relevant obligation and the Parties expressly waive the defense of sufficiency of damages.

9.3	Without prejudice to any of the other provisions in this Article 9, if a party comprising Party B fails to fully transfer the Equity Interest to Party A on the terms and conditions hereof, Party A shall have the right to demand in writing that Party B transfer the Equity Interest to it on the terms and conditions hereof. If Party B does not make the change in business registration for the transfer of Equity Interest within seven Working Days after receipt of the written notice from Party A, Party A shall be entitled to unilaterally terminate this Agreement on the basis of such material breach and demand compensation for the losses, damages and costs (including but not limited to reasonable legal cost) incurred by it in connection with the transfer of Equity Interest before the termination of this Agreement.
ARTICLE 10. EXPENSES AND TAXES
10.1	Each Party shall bear its own expenses (including but not limited to legal, accounting, financial, consulting, advisory and other related expenses) in connection with all the negotiation and the implementation of the final agreement (e.g., this Agreement (including the Appendices)) and the acquisition.

10.2	Each Party shall pay any taxes it may be required to pay in connection with the transfer of Equity Interest hereunder. Each Party shall pay the stamp duty in respect of the original of this Agreement held by it.
ARTICLE 11. DISPUTE RESOLUTION
Any dispute arising from or in connection with this Agreement, including disputes over the validity or existence of this Agreement, shall be resolved by the Parties through good faith negotiation. If the dispute is not resolved within 30 days after a Party gives notice requesting such negotiation, either Party shall have the right to submit the dispute to the arbitration by Beijing Arbitration Commission in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on the Parties.
ARTICLE 12. GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.
ARTICLE 13. LANGUAGE
This Agreement is made in Chinese in four counterparts, of which Party A shall hold one original, each party comprising Party B shall hold one original and the remaining original shall be used to make all necessary registration amendments with the relevant Registration Authority.
ARTICLE 14. ENTIRE CONTRACT
This Agreement, including the attached Annexes, Appendices and Schedules, supersedes all prior written or oral contracts on the matters provided for herein reached by the Parties and constitutes the entire contract between the Parties.
ARTICLE 15. EFFECTIVENESS
This Agreement shall enter into effect on the date that it is signed/sealed by the Parties or their authorized representatives.
IN WITNESS WHEREOF, this Agreement is duly executed by the Parties on the date first set forth above.

APPENDIX 1. PARTICULARS OF THE COMPANY AND ITS SUBSIDIARIES
A. Particulars of the Company

1.	Name of the Company	:	Beijing Alliance Online Advertising Company Ltd.

2.	Legal address	:	Flat 807, No. 39 Residential Building, Shuguangli, Chaoyang District, Beijing

3.	Establishment date	:	July 14, 2005

4.	Place of establishment	:	Chaoyang District, Beijing, the PRC

5.	Business	:	Public relation activity planning and implementation, and advertising media businesses

6.	Legal representative	:	Qian Yang

7.	Executive director	:	Qian Yang

8.	Registered capital	:	RMB500,000

9.	Shareholders	:	Capital contribution by Qian Yang: RMB300,000, representing 60% of the registered capital; Capital contribution by Qingang Feng: RMB200,000, representing 40% of the registered capital

10.	Auditor	:	None

11	Business term	:	20 years (from July 14, 2005 to July 13, 2025)

APPENDIX 2. CONDITIONS PRECEDENT TO CLOSING
1.	The Closing of the Proposed Equity Transfer is conditioned on the fulfillment of all of the following Conditions or the waiver thereof in writing by the interested Party:
1.1	Party A shall be responsible for:

executing the AoA of the Company in the form of the Annex attached to this Appendix 2 and all legal documents that Party A is required to execute in order to complete the Proposed Equity Transfer.

1.2	Party B and the Company shall be jointly responsible for ensuring that:
(1)	the Company has secured all permits, approvals, licenses, authorizations, etc. that are required by law in order to conduct its business;

(2)	Qian Yang of Party B and all of the management personnel or core technology personnel specified in Schedule 2 have executed with the Company the Intellectual Property Protection and Non-Compete Agreement as set forth in Appendix 4 and the Non-Disclosure Agreement as set forth in Appendix 5;

(3)	the Company has executed the employment contracts with all of its employees that meet the legal requirements and has provided insurance coverage and other benefits required by relevant laws, including the “three insurances and one fund” to all its employees;

(4)	Party B has provided all the documents relating to any occurrence of the changes in the Equity Interest as disclosed on the Disclosure Schedule and the Company has provided the financial statements as of November 30, 2007 for the most recent three years prepared by a qualified accounting firm in accordance with the current and valid generally accepted accounting standards of the PRC or generally accepted international accounting standards;

(5)	the Company’s shareholder meeting has adopted the resolution in connection with the Proposed Equity Transfer and the amendments to the AoA;

(6)	all other legal documents required to be executed by this Agreement or required to be executed in order to complete the Proposed Equity Transfer are executed;

(7)	registration with the competent administration for industry and commerce of the changes in the Company’s Equity Interest and other relevant changes is completed;

(8)	the directors and legal representative originally appointed by Party B have resigned from their respective positions in the Company and confirmed in writing that they have waived any claim of right to severance pay and any other related issues they may have against the Company; and

(9)	registration or filing procedures for the directors and legal representative appointed by Party A have been made with the competent administration for industry and commerce.

APPENDIX 2. ANNEX — ARTICLES OF ASSOCIATION

APPENDIX 3. REPRESENTATIONS AND WARRANTIES
In addition to the matters expressly disclosed in the Disclosure Schedule attached herewith as Appendix 6, Party B and the Company make on the execution date hereof the representations and warranties set forth below in respect of the following matters on and before the execution date:
1.	Authorizations: Party B and the Company have secured the full and necessary authorizations to execute this Agreement, perform all of the obligations under this Agreement and complete the transactions under this Agreement. This Agreement is legally binding on Party B and the Company.

2.	No conflict: The execution and performance of this Agreement shall not breach or conflict with any of the provisions of the Company’s AoA or other organizational documents of the Company or violate any mandatory laws or statutes of the PRC. Party B and the Company have secured the third party approvals or authorizations required for the transactions contemplated under this Agreement.

3.	Valid existence of the Company and Party B’s Equity Interest: The Company is a duly established and validly existing limited liability company. Party B is the legal owner of the Company’s Equity Interest, is entitled to the rights attaching to the Equity Interest and undertake the corresponding obligations. Other than the Proposed Equity Transfer and the changes in the equity interest that have occurred and been disclosed by Party B and the Company on the Disclosure Schedule, no transfer, nomination, trust, Security Interest, etc. have been made in respect of the Equity Interest.

4.	Investments: The Company has no investment or commercial operation other than the investments and commercial operations of its subsidiaries (including but not limited to subsidiaries, branches, offices or establishments; as well any other entities directly or indirectly controlled by or in which the Company has an equity interest or any other entities in which the Company has an equity interest) that are disclosed in the Disclosure Schedule.

5.	Financial Statements: The financial statements as of November 30, 2007 (the “Balance Sheet Date”) set forth in Appendix 7 truthfully, completely and accurately reflect the Company’s operation and financial conditions for the relevant periods or on the relevant reference dates. All of the Company’s audited accounts and management accounts (including transfer accounts) have been prepared pursuant to the financial and accounting systems provided for in the relevant laws of the PRC with the consideration of the Company’s actual circumstances, and truthfully and fairly reflect the Company’s financial and operational conditions as of the relevant account dates. The Company’s financial records and information comply with the requirements of the PRC laws and statutes and meet the PRC accounting standards.

6.	Undisclosed debts: Other than the debts set forth below, the Company does not have any debts that are not recorded on its balance sheets: (1) those disclosed in the Disclosure Schedule; and (2) debts incurred in the ordinary course of business after the Balance Sheet Date that are not prohibited by this Agreement and shall not have a material adverse effect on any shareholder of the Company or the Company itself. Other than the items set forth in the Disclosure Schedule, the Company has never undertaken an obligation for providing security in the form of guarantee to third parties or created a mortgage, pledge or other security interest on its property.

7.	Capital structure: The equity structure of the Company’s registered capital as specified in the Company’s AoA and the AoA amendments registered with the administration for industry and commerce is consistent with that specified in the Company’s AoA and the AoA amendments (with the Equity structure as set forth in the Disclosure Schedule) provided to Party A by Party B, and accurately and completely reflects the Company’s capital structure prior to the Closing. The Company has never in any manner whatsoever undertaken to issue or actually issued to any third party any of the Company’s equity interest, shares, bonds, options or rights or interests of identical or similar nature other than the aforementioned Equity Interest.

8.	No change: During the period between the Balance Sheet Date and the execution date hereof, the Company has not carried out any of the following acts, unless otherwise provided herein or disclosed by Party B and the Company in the Disclosure Schedule and approved in writing by Party A:
i.	prepaid any debt;

ii.	provided security to a third party in the form of a guarantee or created a mortgage, pledge or other security interest on its property;

iii.	released any third party from a claim or waived any right of recourse;

iv.	amended any existing contract or agreement;

v.	paid a bonus to any management officers, directors, employees, sales representatives, agents or advisors or increased their income in any other manner or raised the remuneration of the five highest paid persons in the Company or the executive directors, management officers or other senior management officers by more than 10% during the past 12 months;

vi.	incurred any loss (insured or not) or experienced any change in the relationship with any supplier, client or employee whereby such loss or change would have a material adverse effect on the Company;

vii.	changed the Company’s accounting methodologies, policies or principles, or financial and accounting rules and systems;

viii.	transferred or licensed any of the Company’s intellectual property rights to any third parties other than in the ordinary course of business;

ix.	made a material change in the Company’s sales practice or accounting method or a material change in the Company’s employment policies, rules or regulations;

x.	experienced a material adverse change in the Company’s financial condition or undertaken a transaction other than in the ordinary course of business whereby liabilities have arised;

xi.	adopted any shareholders’ resolution or board resolution different from those for the conventional matters discussed at ordinary annual shareholders’ meetings, other than resolutions adopted for the purpose of performing this Agreement;

xii.	declared, paid or committed to, or be in the process of declaring, paying or committing to any dividends, bonuses or other forms of shareholder distribution;

xiii.	(i) undertaken any asset sale, mortgage, pledge, lease, assignment or other disposal other than in the ordinary course of business whereby the total transaction amount exceeds RMB10,000; (ii) undertaken a disposal of any fixed assets or agreement to the disposal or acquisition of any fixed assets other than in the ordinary course of business, released the control over any of the Company’s assets, entered into any contract resulting in payment made in the form of any fixed assets or caused the incurrence of other liabilities; (iii) made any expenditure or any purchase of tangible or intangible assets (including equity investment in any company) other than in the ordinary course of business whereby the total amount exceeds RMB10,000;

xiv.	undertaken any transaction or act other than in the ordinary course of business; or

xv.	undertaken any act or omission that could lead to any of the aforementioned circumstances.
9.	Taxes: The Company has completed all tax registrations required by laws and statutes and paid all taxes payable.

10.	Assets: The specific breakdown of all the fixed and intangible assets lawfully owned and used by the Company is set forth in the Disclosure Schedule.

11.	Immovable assets: The Company does not have any real estate or related, interests or obligations.

12.	Contracts: Party B and the Company have provided to Party A or third parties designated by it photocopies, that are true to the originals, of all of the Company’s existing and valid written contracts and warrant that all such contracts are valid and enforceable by law.

None of the business contracts entered into between the Company and a transactional counterparty has given rise to the risk of invalidity, being rescinded or granting the counterparty the right to unilaterally terminate the same pursuant to the provision of any laws and currently and until the Closing Date, there is no indication of the possibility of such risk arising.

The Company is not a party to or bound by any contract, agreement or other document that:
i.	was not executed in the ordinary course of business;

ii.	was not executed on a completely equitable basis;

iii.	would cause the Company to incur a loss or harm the Company’s interests;

iv.	would be impossible to complete even with any appropriate efforts and expenditures; or

v.	would restrict the Company’s right to conduct its business.
The Company is not in breach of any of the terms or obligations under any contract, agreement or document to which the Company is a party or which is binding on the Company.

13.	Intellectual property: Other than those that have been disclosed in the Disclosure Schedule, the Company has the lawful ownership of or the right to use all of the intellectual property (including but not limited to patents, trademarks, copyrights, proprietary technologies, domain names and trade secrets, etc.) that it currently uses, and the Company has secured all necessary authorizations and licenses for the intellectual property rights (including but not limited to copyright licenses for the value added services that it provides) that are involved in its business activities, but owned by third parties. The Company has not infringed any intellectual property, trade secrets, proprietary information or other similar rights of third parties and there are no pending or threatening claims for damages, disputes or legal proceedings in respect of the Company’s infringement of the intellectual property, trade secrets, proprietary information or other similar rights of any third parties. The trademarks, patents, software copyrights and domain names owned by the Company have been duly registered in accordance with the law.

14.	Litigation: None of the circumstances set forth below that could have a material adverse effect on the Company or the formation, validity and enforceability of this Agreement or the Equity transfer under this Agreement, regardless whether it is completed, pending or threatening or not:
i.	sanctions or restrictions imposed on the Company by a radio or television station;

ii.	a penalty, injunction or order against the Company by a government authority; or

iii.	a civil, criminal or administrative action, arbitration or other similar proceedings or dispute against or with the Company.
15.	Legal Compliance: Other than those that have been disclosed by the Company in the Disclosure Schedule, the business currently engaged in by the Company complies with the current and valid laws, statutes, regulations and other administrative regulations issued by relevant state administrative authorities (hereinafter collectively referred to as “Statutes”), and the Company has not violated any Statutes, such as would lead to a material adverse effect on the business or assets operated by the Company.

16.	Employees: Other than those that have been disclosed in the Disclosure Schedule,
i.	the employment of staff by the Company has complied with the applicable labor laws and statutes;

ii.	there are no labor disputes or controversies or potential labor disputes or controversies existing between the Company and its current or former employees;

iii.	the Company does not have any severance pay outstanding and owing due to the termination of any employment and is not under obligation to pay similar compensation or damages in connection with any employment; and

iv.	the Company has paid in full and/or withheld in accordance with relevant laws and statutes pension, housing, medical, unemployment and all other social insurance premiums and allowances or employee benefits payable as specified in relevant laws or agreements, and no existing or potential dispute exists in respect of such social insurance premiums and allowances or employee benefits.
17.	Other establishments: The Company does not have any branches or offices nor does it have any long-term investments, such as holding equity, etc., in any other company or enterprise.

18.	Special representations and warranties of Party B and the Company: In addition to the foregoing general representations and warranties, Party B and the Company jointly make the following representations and warranties:
i.	all documents, including books of account, records of change in equity, financial statements and all other corporate records of the Company, are kept in accordance with the ordinary commercial practice and are all in the possession of the Company, and all major transactions relating to the Company’s business are accurately and compliantly recorded and kept on file;

ii.	as of the capital increase closing date, the Company’s documents, including minutes of board and shareholders’ meetings and the register of shareholders, have been duly kept, which have completely and accurately recorded the matters that ought to be recorded in such documents;

iii.	since the Balance Sheet Date in Appendix 7: (1) other than the Company’s normal business activities, no event triggering the calling of the Company’s debts has occurred; (2) other than in the ordinary course of business, none of the Company’s property has been disposed of or removed from the Company’s possession and the Company has not executed any agreements resulting in any non-routine financial expenditures by the Company or giving rise to any liabilities;

iv.	the Company has submitted the information requested by a tax authority that has made such a request; as of the execution date of this Agreement, no dispute over the Company’s tax obligations, potential tax obligations or tax breaks exists between the Company and the tax authorities;

v.	the Company retains sufficient information used in normal tax records and tax payments and full documentation of the tax breaks approved by relevant government authorities; and

vi.	other than the employee benefits and social and pension security required by the Labor Law of the People’s Republic of China and related regulations, the Company has not provided any related employment, retirement or pension benefits or security.
19.	Information disclosure: All of the documents, materials and information provided to Party A by Party B and the Company before and after the execution of this Agreement are or will be true, accurate, free of omissions and not misleading.

20.	On the Closing Date, Party B and the Company shall, in line with the actual circumstances at such time, repeat the foregoing representations and warranties to the investor.

APPENDIX 3
Schedule 1. Intellectual Property
A Intellectual property owned by the Company (none)

B Intellectual property licensed to the Company (none)

APPENDIX 3
Schedule 2. List of Senior Management Officers
List of senior management officers of Beijing Alliance Online Advertising Company Ltd.
Qian Yang, Chairman of the Board and General Manager of Beijing Alliance Online Advertising Company Ltd.

Education:	Junior college
Major:	Advertising
Worked in the design and client service department with Beijing Tonglida Advertising Co., Ltd., served as the deputy general manager of Beijing Art Online Transmission Co., Ltd., sales manager with Jean-Louis Scherrer, assistant to the president of Dc Design Beijing Co., Ltd. and deputy general manager of Beijing Dongfangzhizhu Advertising Co., Ltd. After studying in New Zealand, established Beijing Alliance Online Advertising Company Ltd. after returning to China.
Lin Yan, Deputy General Manager of Beijing Alliance Online Advertising Company Ltd.

Education:	University
Degree:	Bachelor of Education
Major:	Education
Served as the general manager of Beijing Yingxiang Transmission Co., Ltd., client director with Walter Thompson Advertising Co., Ltd. and deputy general manager of Beijing Dongfangzhizhu Advertising Co., Ltd.
Yaohua Peng, Strategic Planning Manager of Beijing Alliance Online Advertising Company Ltd.

Education:	University
Degree:	Bachelor of Management
Major:	International finance and business administration
Served as the strategic planning manager with Shenzhen Tiandijie Advertising Co., Ltd., strategic planning director with Shenzhen Ceyuan Advertising Co., Ltd., strategic planning manager with Beijing Dongfangzhizhu Advertising Co., Ltd. and strategic planning manager with Shenzhen Greatwall Shenghua Advertising Co., Ltd.

APPENDIX 4.
NON-COMPETE AGREEMENT
[See Exhibit 10.6.5]

APPENDIX 5.
NON-DISCLOSURE AGREEMENT
[See Exhibit 10.6.3]

APPENDIX 6.
DISCLOSURE SCHEDULE
[None]

APPENDIX 7.
FINANCIAL STATEMENTS
Income Statement

Compiled by	November, 2007	Unit: RMB Yuan

			Amount of Current Month											Current Year Cumulative Amount
	Line		Hundred				Ten								Hundred				Ten
Item	No.	Ten	Million	Thousand	Hundred	Ten	Thousand	Thousand	Hundred	Ten	Yuan	Jiao	Fen	Ten	Million	Thousand	Hundred	Ten	Thousand	Thousand	Hundred	Ten	Yuan	Jiao	Fen
I. Commodity Sales Revenue	1																1	6	4	4	6	9	2	8	0
Less: Sales Discount and Allowance	2
Net Revenue from Commodity Sales	3
Less: Cost of Commodity Sales	4																	1	6	2	0	0	0	0	0
Operating Expenses	5																	8	9	5	7	3	2	6	4
Tax and Extra Charges on Commodity Sales	6																		8	8	1	1	8	6	6

II. Profits on Commodity Sales	10																	4	9	8	8	4	1	5	0
Add: Income from purchase and sales commission	11

III. Main Operating Profits	14
Add: Other Operating Profits	15

			Amount of Current Month											Current Year Cumulative Amount
	Line		Hundred				Ten								Hundred				Ten
Item	No.	Ten	Million	Thousand	Hundred	Ten	Thousand	Thousand	Hundred	Ten	Yuan	Jiao	Fen	Ten	Million	Thousand	Hundred	Ten	Thousand	Thousand	Hundred	Ten	Yuan	Jiao	Fen
Less: Administrative Expenses	16																	7	4	8	6	3	4	7	5
Financial Expenses	17																			—	2	1	6	8	0
Exchange Losses	18

IV. Operating Profits	20																—	2	4	9	5	7	6	4	5
Add: Investment Proceeds	21
Subsidy Income	22
Non-operating Income	23
Less: Non-operating Expenses	24
Add: Profit and Loss Adjustment of Previous Years	25

V. Total Profits	30
Less: Income Tax	31																—	2	4	9	5	7	6	4	5

VI. Net Profits	35																—	2	4	9	5	7	6	4	5

Principal	Accounting Manager :	Rechecked by:	Prepared by :

Signature Page

REDGATE MEDIA AD CO., LTD. [company seal]
By:	/s/Yue Jin
Name of Legal Representative: Yue Jin

QIAN YANG
Signature:	/s/Qian Yang

QINGANG FENG
Signature:	/s/Qingang Feng